EXHIBIT 99.1

Piedmont Office Realty Trust Reports Third Quarter Results and Renewal of Stock Repurchase Plan
ATLANTA, October 31, 2013 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A properties located predominantly in the ten largest U.S. office markets, today announced its results for the quarter ended September 30, 2013.
Highlights for the three months ended September 30, 2013:

•	Completed 1.5 million square feet of leasing, which represents the largest single leasing quarter in Piedmont's fifteen-year operating history;

•	Achieved Core Funds From Operations ("CFFO") of $0.37 per diluted share;

•	Purchased the remaining interest in three assets previously held through joint ventures and a strategic land parcel adjacent to our Connection Drive assets in the Las Colinas sub-market of Dallas, TX;

•	Placed its last wholly-owned, Colorado asset under contract to sell;

•
Repurchased approximately 5.4 million shares of its common stock during the quarter, bringing the total shares repurchased since inception of the program to 11.9 million shares at an average price of $17.16.

Donald A. Miller, CFA, President and Chief Executive Officer said, "We delivered record leasing results this quarter, including a key renewal at our 1901 Market Street asset in Philadelphia. We are pleased with these results but remain focused on finding solutions for the larger leasing opportunities within our portfolio, principally in downtown Chicago and Washington, D.C.”

Results for the three months ended September 30, 2013

Piedmont's net income available to common stockholders for the third quarter of 2013 was $19.1 million, or $0.12 per diluted share, as compared with $10.8 million, or $0.06 per diluted share, for the third quarter of 2012. The current quarter includes $3.9 million, or approximately $0.02 per diluted share, in net insurance recoveries related to casualty losses incurred in prior periods, whereas the third quarter of the prior year included $7.5 million, or approximately $0.04 per diluted share, of litigation settlement expense. In addition, the current quarter reflects increased interest expense primarily associated with higher outstanding debt balances during the current quarter as a result of property acquisitions made by the Company earlier this year.
Revenues for the quarter ended September 30, 2013 were $145.1 million, as compared with $132.6 million for the same period a year ago, primarily reflecting increased revenue associated with the acquisition of two additional properties during the first quarter of 2013 as well as the commencement of several significant leases over the previous twelve months, offset by the loss of revenue associated with the expiration of a 330,000 square foot lease in the Company's Washington, D.C. portfolio in March.
Property operating costs were $58.8 million for the quarter ended September 30, 2013, as compared to the prior period of $50.5 million, primarily as a result of additional expenses associated with properties acquired during the first quarter of 2013 and higher recoverable property tax expense recognized at certain properties during the current quarter. General and administrative expenses were $5.8 million for the current quarter, comparable to $5.5 million for the quarter ended September 30, 2012.
Funds From Operations ("FFO") for the current quarter totaled $65.0 million, or $0.39 per diluted share, as compared with $55.2 million, or $0.33 per diluted share, for the quarter ended September 30, 2012. The current quarter includes $3.9 million, or approximately $0.02 per diluted share, in net insurance recoveries related to casualty losses incurred in prior periods, whereas the third quarter of the prior year included $7.5 million, or approximately $0.04 per diluted share, of litigation settlement expense. In addition, the current quarter reflects increased interest expense primarily associated with higher outstanding debt balances during the current quarter as a result of property acquisitions made by the Company earlier this year.

Core FFO, which excludes the insurance recoveries and litigation settlement expense mentioned above, as well as acquisition costs, totaled $61.1 million, or $0.37 per diluted share, for the current quarter, as compared to $62.7 million, or $0.37 per diluted share, for the quarter ended September 30, 2012, with the per share results reflecting a 4.1 million reduction in weighted average shares outstanding as a result of shares repurchased over the previous twelve months pursuant to the Company's stock repurchase plan.

Adjusted FFO (“AFFO”) for the third quarter of 2013 totaled $34.0 million, or $0.21 per diluted share, as compared to $20.4 million, or $0.12 per diluted share, in the third quarter of 2012, primarily reflecting lower capital expenditures in the current period than in the prior period.

Leasing Update

During the third quarter of 2013, the Company executed approximately 1.5 million square feet of leasing throughout its markets. Of the leases signed during the quarter, approximately 1.0 million square feet, or 68%, was renewal-related and 488,000 square feet, or 32%, was with new tenants.

Same store net operating income (on a cash basis) for the quarter was $72.8 million, a 5.8% decrease from the third quarter of the prior year, primarily as a result of the loss of revenue associated with the expiration of a 330,000 square foot lease in the Company's Washington, D.C. portfolio during the first quarter of 2013 as well as $2.7 million of one-time property tax recoveries recorded in third quarter of 2012. As of September 30, 2013, the Company had approximately 1.5 million square feet of commenced leases that were in some form of abatement, as well as approximately 0.5 million square feet of executed leases for currently vacant space yet to commence.

The Company's overall portfolio was 86.7% leased as of September 30, 2013, with a weighted average lease term remaining of approximately 7.3 years. The stabilized portfolio was 89.5% leased as of September 30, 2013 as compared to 90.1% leased as of September 30, 2012. Details outlining Piedmont's significant upcoming lease expirations and the status of current leasing activity can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.
Capital Markets, Financing and Other Activities
During the three months ended September 30, 2013, the Company purchased the remaining interest in three assets that it had previously held through two joint venture arrangements. As a result of now owning 100% of these assets, Piedmont converted from accounting for the three assets as equity method investments to accounting for them as consolidated assets and recognized a loss on consolidation of $0.9 million, which is included in the accompanying consolidated statement of operations. Piedmont anticipates that obtaining sole control of these assets will facilitate its leasing and subsequent disposition strategies for the assets.

Also during the quarter, Piedmont purchased a 10.6 acre land parcel strategically located adjacent to its Connection Drive properties in the Las Colinas sub-market of Dallas, TX. The land, which is zoned for future office development, could also be utilized for additional parking requirements at the Company's Connection Drive assets.

Additionally, during the quarter ended September 30, 2013, Piedmont entered into a binding agreement to sell the 350 Spectrum Loop Building located in Colorado Springs, CO for approximately $30.1 million, or $193 per square foot. The 156,000 square foot building is currently 100% leased to a single corporate tenant. The sale is expected to close in November 2013 and is Piedmont's last wholly-owned asset in the Colorado market.

Finally, during the quarter, the Company purchased 5.4 million shares of its common stock, bringing the total stock repurchased through September 30, 2013 under the Company's $300 million stock repurchase plan to 11.9 million shares at an average purchase price of $17.16 per share.

Piedmont's gross assets amounted to $5.6 billion as of September 30, 2013. Total debt was approximately $1.8 billion as of September 30, 2013 as compared to $1.4 billion as of December 31, 2012 primarily as a result of two property acquisitions totaling $248.0 million which were completed during the first quarter of 2013. The Company's total debt-to-gross assets ratio was 32.5% as of September 30, 2013 as compared with 27.2% as of December 31, 2012. Net debt to annualized core EBITDA ratio was 5.6 x and the Company`s fixed charge coverage ratio was 4.2 x. As of September 30, 2013, Piedmont had cash and capacity on its unsecured line of credit of approximately $311.9 million.

Subsequent to Quarter End

Dividend

On October 30, 2013, the Board of Directors of Piedmont declared a dividend for the fourth quarter of 2013 in the amount of $0.20 per common share outstanding to stockholders of record as of the close of business on November 29, 2013. Such dividends are to be paid on December 20, 2013.

Amendment and Restatement of Stock Repurchase Program

Our current stock repurchase plan expires in November of 2013. On October 30, 2013, the Board of Directors of Piedmont amended and restated the plan to authorize the purchase of up to $150 million of the Company's Common Stock over the next two years. The Company may repurchase the shares from time to time, in accordance with applicable securities laws, in the open market or in privately negotiated transactions. Repurchases will depend upon market conditions and other factors, and repurchases may be commenced or suspended from time to time in the Company's discretion, without prior notice.
Guidance for 2013
Based on management's expectations, the Company is increasing and narrowing its guidance for full-year 2013 to the following range:

	Low		High
Net Income	$98	-	104 Million
Add: Depreciation and Amortization	$168	-	172 Million
Add: Impairment Loss and Loss on Consolidation	$7	-	7 Million
Deduct: Net Gain on Property Dispositions	$24	-	29 Million
Deduct: Estimated Net Insurance Recoveries	$9	-	11 Million
Core FFO	$240	-	243 Million
Core FFO per diluted share	$1.45	-	$1.47

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Friday, November 1, 2013 at 10:00 A.M. Eastern daylight time ("EDT"). The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (888) 287-5563 for participants in the United States and Canada and (719)325-2452 for international participants. The pass code is 5728721. A replay of the conference call will be available from 1:00 pm EDT on November 1, 2013 until 1:00 pm EDT on November 15, 2013, and can be accessed by dialing (888)203-1112 for participants in the United States and Canada and (719)457-0820 for international participants, followed by pass code 5728721. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review third quarter 2013 performance, discuss recent events and conduct a question-and-answer period.
Supplemental Information
Quarterly Supplemental Information as of and for the period ended September 30, 2013 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.
About Piedmont Office Realty Trust
Piedmont Office Realty Trust, Inc. (NYSE: PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in high-quality, Class A office properties located primarily in the ten largest U.S. office markets, including Chicago, Washington, D.C., New York, Los Angeles, Boston, and Dallas. As of September 30, 2013, Piedmont's 77 wholly-owned office buildings were comprised of over 21 million rentable square feet. The Company is headquartered in Atlanta, GA, with local management offices in each of its major markets. Piedmont is investment-grade rated by Standard & Poor's and Moody's and has maintained a low-leverage strategy while acquiring and disposing of properties during its fifteen year operating history. For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company's estimated range of Net Income, Depreciation and Amortization, Insurance Recoveries, Core FFO and Core FFO per diluted share for the year ending December 31, 2013.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: market and economic conditions remain challenging and the demand for office space, rental rates and property values may continue to lag the general economic recovery causing the Company's business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges; the success of the Company's real estate strategies and investment objectives, including the Company's ability to identify and consummate suitable acquisitions; lease terminations or lease defaults, particularly by one of the Company's large lead tenants; the impact of competition on the Company's efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates, particularly in Chicago, Washington, D.C., and the New York metropolitan area; economic and regulatory changes, including accounting standards, that impact the real estate market generally; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may continue to adversely affect the Company and could cause the Company to recognize impairment charges or otherwise impact the Company's performance; availability of financing and the Company's lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of the Company's governmental tenants; the Company may be subject to litigation, which could have a material adverse effect on the Company's financial condition; the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2012, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-

looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)
	September 30, 2013	December 31, 2012
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$675,281	$627,351
Buildings and improvements	4,005,385	3,768,967
Buildings and improvements, accumulated depreciation	(955,480)	(877,644)
Intangible lease asset	137,614	122,684
Intangible lease asset, accumulated amortization	(70,744)	(67,940)
Construction in progress	61,162	20,373
Real estate assets held for sale, gross	26,471	25,254
Real estate assets held for sale, accumulated depreciation and amortization	(6,737)	(6,313)
Total real estate assets	3,872,952	3,612,732
Investments in unconsolidated joint ventures	18,668	37,226
Cash and cash equivalents	15,972	12,957
Tenant receivables, net of allowance for doubtful accounts	31,006	25,038
Straight line rent receivable	135,487	121,506
Due from unconsolidated joint ventures	—	463
Restricted cash and escrows	385	334
Prepaid expenses and other assets	17,610	13,022
Goodwill	180,097	180,097
Interest rate swaps	19,192	1,075
Deferred financing costs, less accumulated amortization	7,990	6,454
Deferred lease costs, less accumulated amortization	275,234	243,178
Other assets held for sale, net	1,960	793
Total assets	$4,576,553	$4,254,875
Liabilities:
Unsecured debt	$835,650	$429,000
Secured debt	987,525	987,525
Accounts payable, accrued expenses, and accrued capital expenditures	159,675	127,263
Deferred income	26,575	21,552
Intangible lease liabilities, less accumulated amortization	41,435	40,805
Interest rate swaps	5,010	8,235
Total liabilities	2,055,870	1,614,380
Stockholders' equity :
Common stock	1,613	1,676
Additional paid in capital	3,668,424	3,667,051
Cumulative distributions in excess of earnings	(1,165,794)	(1,022,681)
Other comprehensive income/(loss)	14,827	(7,160)
Piedmont stockholders' equity	2,519,070	2,638,886
Non-controlling interest	1,613	1,609
Total stockholders' equity	2,520,683	2,640,495
Total liabilities and stockholders' equity	$4,576,553	$4,254,875
Net Debt (Debt less cash and cash equivalents and restricted cash and escrows)	1,806,818	1,403,234
Total Gross Assets (1)	5,609,514	5,206,772
Number of shares of common stock outstanding at end of period	161,271	167,556
(1) Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2013	9/30/2012	9/30/2013	9/30/2012
Revenues:
Rental income	$116,810	$104,948	$333,855	$312,007
Tenant reimbursements	27,418	27,132	77,168	80,290
Property management fee revenue	890	520	2,034	1,720
Total revenues	145,118	132,600	413,057	394,017
Expenses:
Property operating costs	58,767	50,483	164,420	154,568
Depreciation	30,785	27,921	90,688	81,721
Amortization	13,878	15,165	34,244	39,095
General and administrative	5,841	5,508	16,678	15,629
Total operating expenses	109,271	99,077	306,030	291,013
Real estate operating income	35,847	33,523	107,027	103,004
Other income (expense):
Interest expense	(19,331)	(16,247)	(53,932)	(48,727)
Interest and other income/(expense)	(611)	383	(1,960)	765
Litigation settlement recovery/(expense)	—	(7,500)	1,250	(7,500)
Net recoveries of casualty loss	3,919	—	6,061	—
Equity in income of unconsolidated joint ventures	46	323	604	739
Loss on consolidation	(898)	—	(898)	—
Total other income (expense)	(16,875)	(23,041)	(48,875)	(54,723)
Income from continuing operations	18,972	10,482	58,152	48,281
Discontinued operations:
Operating income	128	607	1,109	2,914
Impairment loss	—	—	(6,402)	—
Gain/(loss) on sale of real estate assets	—	(254)	16,258	27,583
Income from discontinued operations	128	353	10,965	30,497
Net income	19,100	10,835	69,117	78,778
Less: Net income attributable to noncontrolling interest	(4)	(4)	(12)	(12)
Net income attributable to Piedmont	$19,096	$10,831	$69,105	$78,766
Weighted average common shares outstanding - diluted	164,796	168,929	166,734	171,295
Per Share Information -- diluted:
Income from continuing operations	$0.12	$0.06	$0.35	$0.28
Income from discontinued operations	$—	$—	$0.06	$0.18
Net income available to common stockholders	$0.12	$0.06	$0.41	$0.46

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2013	9/30/2012	9/30/2013	9/30/2012
Net income attributable to Piedmont	$19,096	$10,831	$69,105	$78,766
Depreciation (1) (2)	31,050	28,763	91,905	84,605
Amortization (1)	13,939	15,366	34,509	39,744
Impairment loss on real estate assets	—	—	6,402	—
Loss on consolidation	898	—	898	—
Loss/(gain) on sale of real estate assets (1)	—	254	(16,258)	(27,583)
Funds from operations*	64,983	55,214	186,561	175,532
Acquisition costs	60	7	1,374	88
Litigation settlement expense/(recovery)	—	7,500	(1,250)	7,500
Net recoveries of casualty loss (1)	(3,919)	—	(6,078)	—
Core funds from operations*	61,124	62,721	180,607	183,120
Deferred financing cost amortization	674	663	1,911	2,056
Amortization of discount on Senior Notes and swap settlements	13	—	20	—
Depreciation of non real estate assets	97	196	300	397
Straight-line effects of lease revenue (1)	(5,076)	(4,193)	(14,655)	(11,236)
Stock-based and other non-cash compensation expense	719	869	1,489	1,492
Net effect of amortization of below-market in-place lease intangibles(1)	(1,757)	(1,315)	(4,067)	(4,631)
Acquisition costs	(60)	(7)	(1,374)	(88)
Non-incremental capital expenditures (3)	(21,705)	(38,583)	(59,992)	(64,430)
Adjusted funds from operations*	$34,029	$20,351	$104,239	$106,680
Weighted average common shares outstanding - diluted	164,796	168,929	166,734	171,295
Funds from operations per share (diluted)	$0.39	$0.33	$1.12	$1.03
Core funds from operations per share (diluted)	$0.37	$0.37	$1.08	$1.07
Adjusted funds from operations per share (diluted)	$0.21	$0.12	$0.63	$0.62

(1) Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, impairment losses, and gains or losses on consolidation, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2013	9/30/2012	9/30/2013	9/30/2012

Net income attributable to Piedmont	$19,096	$10,831	$69,105	$78,766
Net income attributable to noncontrolling interest	4	4	12	12
Interest expense	19,331	16,247	53,932	48,727
Depreciation (1)	31,147	28,959	92,204	85,002
Amortization (1)	13,939	15,366	34,509	39,744
Acquisition costs	60	7	1,374	88
Impairment loss	—	—	6,402	—
Litigation settlement expense/(recovery)	—	7,500	(1,250)	7,500
Net recoveries of casualty loss(1)	(3,919)	—	(6,078)	—
Loss/(gain) on sale of properties (1)	—	254	(16,258)	(27,583)
Loss on consolidation	898	—	898	—
Core EBITDA*	80,556	79,168	234,850	232,256
General & administrative expenses(1)	5,921	5,576	16,940	15,761
Management fee revenue	(890)	(520)	(2,034)	(1,720)
Interest and other expense/(income)(1)	550	(390)	561	(873)
Straight line rent adjustment(1)	(5,076)	(4,193)	(14,655)	(11,236)
Net effect of amortization of below-market in-place lease intangibles(1)	(1,757)	(1,315)	(4,067)	(4,631)
Property Net Operating Income (cash basis)*	79,304	78,326	231,595	229,557
Acquisitions	(6,155)	7	(10,672)	7
Dispositions	2	(319)	(49)	(2,487)
Unconsolidated joint ventures	(376)	(735)	(1,717)	(1,923)
Same Store NOI (cash basis)*	$72,775	$77,279	$219,157	$225,154
Change period over period in same store NOI	(5.8)%	N/A	(2.7)%	N/A
Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense)(2)	4.2
Annualized Core EBITDA (Core EBITDA x 4)	$322,224

(1) Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of income associated with property management performed by Piedmont for other organizations. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.